UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NEOMAGIC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3250 Jay Street

Santa Clara, California 95054

(408) 988-7020

June 21, 2005

Dear NeoMagic Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NeoMagic Corporation (the “Company”), which will be held on July 19, 2005 at 10:00 a.m., local time, at the offices of our outside legal counsel, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California.

This booklet includes the Notice of the Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement describes the business to be transacted at the Annual Meeting and also provides important information about the Company and the items to be voted upon that you should consider when you vote your shares. Also included with this booklet is a copy of the Company’s Annual Report for the fiscal year ended January 31, 2005. We encourage you to read the Annual Report. It includes information on the Company’s operations, markets, products and services, as well as the Company’s audited financial statements.

At this meeting, among other things, you will be asked to consider and vote upon the election of five directors. All five of the nominees are currently directors of the Company. Your Board of Directors recommends that you vote FOR the nominees.

You are also being asked to approve at the Annual Meeting a proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse split of the outstanding shares of NeoMagic’s Common Stock by a ratio of one-for-five to one-for-ten, inclusive, without further approval or authorization of the Company’s stockholders. Your Board of Directors recommends that you vote FOR this proposal.

You will also be asked to approve an amendment to the Company’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”), to provide for an increase in the number of shares of common stock available for issuance under the Purchase Plan by 2,000,000. This amendment would allow employees to continue purchasing the Company’s Common Stock under the Purchase Plan. Your Board of Directors recommends that you vote FOR this proposal.

In addition, you will be asked to ratify the Board of Directors’ appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006. Ernst & Young has audited the Company’s financial statements since the Company’s inception, and the Board considers this firm to be well qualified for this position. Consequently, your Board of Directors recommends that you vote FOR this proposal.

Finally, you will be asked to consider such other business as may properly come before the meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares of common stock be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and accompanying Proxy Statement, please complete, date and sign the enclosed proxy card and mail it promptly in the envelope provided.

Very truly yours,

/s/ DOUGLAS R. YOUNG
Douglas R. Young
President and Chief Executive Officer

NEOMAGIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 19, 2005

To the Stockholders of NeoMagic Corporation:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of NeoMagic Corporation, a Delaware corporation (the “Company”), will be held on Tuesday, July 19, 2005 at 10:00 a.m., local time, at the offices of our outside legal counsel, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California.

At the Annual Meeting, Stockholders will be asked:

1. To elect five directors—Douglas R. Young, Brian P. Dougherty, Anil Gupta, Carl Stork, and Steve Valenzuela;

2. To approve a proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse split of the outstanding shares of NeoMagic’s Common Stock by a ratio of one-for-five to one-for-ten, inclusive, without further approval or authorization of the Company’s stockholders;

3. To increase the number of shares available for issuance under the Company’s 1997 Employee Stock Purchase Plan by 2,000,000;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006; and

5. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Stockholders of record as of the close of business on May 27, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Secretary’s office, 650 Page Mill Road, Palo Alto, California, 94304-1050 for ten days prior to the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

By Order of the Board of Directors,

/s/ Michael J. Danaher
Michael J. Danaher
Secretary

Santa Clara, California

June 21, 2005

NEOMAGIC CORPORATION

3250 Jay Street

Santa Clara, California 95054

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Matters to be Considered

At the Annual Meeting of Stockholders (the “Annual Meeting”), the stockholders of NeoMagic Corporation (the “Company”) will be asked to: (i) elect five directors, (ii) approve a one-for-five to one-for-ten reverse split of NeoMagic’s outstanding shares of common stock, (iii) approve an amendment to the Company’s 1997 Employee Stock Purchase Plan to increase the number of shares reserved thereunder by 2,000,000, and (iv) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006. The Board of Directors knows of no matters that are to be brought before the Annual Meeting other than as set forth in the Notice of the Annual Meeting. If any other matters properly come before the Annual Meeting, the person named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

This Proxy Statement and the accompanying form of Proxy are first being mailed on or about June 21, 2005 to all stockholders entitled to vote at the Annual Meeting.

Date, Time, Place, Record Date and Shares Entitled to Vote

The enclosed proxy is solicited on behalf of the Company’s Board of Directors for use at the Annual Meeting to be held on Tuesday, July 19, 2005, at 10:00 a.m., local time, or any continuation or adjournment thereof, for the purposes set forth herein and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of our outside legal counsel, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California. The telephone number at this address is (650) 493-9300.

The Company has set May 27, 2005 as the record date (the “Record Date”). The stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 33,245,210 shares of common stock outstanding and entitled to vote, with each share entitled to one vote.

Quorum

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of NeoMagic Common Stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Vote Required

In the election of directors, the five persons receiving the highest number of “FOR” votes at the annual meeting will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting. If a stockholder holds shares beneficially in “street name” (shares held in a brokerage account or by another nominee) and does not provide the stockholder’s broker with voting instructions, such shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

In the election of directors, a stockholder may elect to cumulate votes. Cumulative voting will allow the stockholder to allocate among the director nominees in the stockholder’s discretion, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares such stockholder holds. For example, if a stockholder owns 100 shares of stock, and there are five directors to be elected at the annual meeting, the stockholder could allocate 500 “FOR” votes (5 times 100) among as few or as many of the five nominees to be voted on at the annual meeting. However, no stockholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters, each share has one vote.

Voting and Revocation of Proxies

Stockholders are required to complete, date, sign and promptly return the accompanying form of proxy in the envelope provided. Shares of common stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, your shares will be voted in accordance with the recommendations of the Board (FOR all of the Company’s nominees to the Board, FOR granting authority to the Board of Directors to effect a reverse stock split, FOR amendment of the 1997 Employee Stock Purchase Plan, FOR ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

Any proxy signed and returned by a stockholder may be revoked at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company’s principal offices, located at 3250 Jay Street, Santa Clara, California 95054, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Deadline for Receipt of Proposals by Stockholders

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2006 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at our principal executive offices no later than January 22, 2006, in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. Any nominations for election to the board of directors at the next annual meeting received by the Company in accordance with the requirements above will be considered by the Nominating and Corporate Governance Committee of our Board of Directors.

Proxy Solicitation

The cost for this solicitation will be borne by the Company. The Company has retained the services of the Altman Group to assist in the solicitation of proxies at an estimated fee of approximately $5,000, plus reimbursement of reasonable costs and expenses. The Company may reimburse brokerage firms and persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Basis of Presentation

The Company’s fiscal year generally consists of a fifty-two week period ending on the Sunday closest to the January month end. Fiscal year 2003 ended on January 26, 2003. Fiscal year 2004 ended on January 25, 2004. Fiscal year 2005 ended on January 30, 2005. For convenience, our fiscal years in this Proxy Statement have been presented as ending on January 31.

PROPOSAL ONE — ELECTION OF DIRECTORS

A board of five (5) directors is nominated for election at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. All nominees are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as director, or if any nominee becomes unable or declines to serve as director, the proxy holders intend to vote all proxies received by them in such a manner and in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been duly elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which such person is or was to be selected as a director or officer of the Company. There are no family relationships among any executive officer, director or director nominee.

Nominees for Directors

Set forth below is certain information regarding the nominees:

Name	Age	Position
Douglas R. Young	60	President, Chief Executive Officer and Director
Brian P. Dougherty (1)(2)(3)	48	Director
Anil K. Gupta (1)(2)(3)	55	Director
Carl Stork (1)(2)(3)	45	Director
Steve Valenzuela	48	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

Douglas R. Young, has been President, Chief Executive Officer, and a Director of the Company since April 2005. Mr. Young joined the Company in February 2004 as Director of Sales and was promoted to Vice President of Worldwide Sales in January 2005. Mr. Young was Senior Vice President of Worldwide Sales at Planetweb, Inc., a provider of embedded multimedia application and browser software, from 1999 through 2003. He has over 25 years of experience working for IBM, Storage Technology Corporation, Unilease Computer Corporation, Data General and Hitachi Data Systems. He was President and CEO of a computer and satellite leasing company. Mr. Young holds a BA from Princeton University and an MBA from The Stern School of Business at New York University.

Brian P. Dougherty has served as a Director of the Company since January 1997. Mr. Dougherty has been the Chief Executive Officer of Airena, Inc., a mobile software company, since May 2003. Mr. Dougherty was founder, Chairman and Chief Technology Officer of Wink Communications, a developer of interactive television software, from 1995 through 2002, when Wink was acquired by Liberty Media. From its inception in 1983 through 1994, Mr. Dougherty served as Chief Executive Officer of Geoworks, an applications and operating system software developer. Mr. Dougherty is a member of the Board of Directors of THQ, an interactive entertainment software company. Mr. Dougherty holds a BS degree in Electrical Engineering from the University of California at Berkeley.

Dr. Anil K. Gupta has served as a Director of the Company since November 2000. Dr. Gupta is the Ralph J. Tyser Professor of Strategy at the Robert H. Smith School of Business, University of Maryland at College Park

where he has served on the faculty since 1986. Dr. Gupta holds a B. Tech. degree from the Indian Institute of Technology, an M.B.A. from the Indian Institute of Management, and a Ph.D. in business strategy from the Harvard Business School.

Carl Stork has served as a Director of the Company since June 2002. Mr. Stork is President of Ciconia & Co., LLC, a private investment firm, and a partner in Wyndcrest Holdings, LLC. Mr. Stork was employed by Microsoft Corporation in a variety of management positions from 1981 through 2002, most recently as General Manager of Hardware Strategy and Business Development. At Microsoft, Mr. Stork managed marketing and partner relationships in the development and launch of multiple releases of the Microsoft Windows operating systems and served as general manager of the team that developed Windows 98. Mr. Stork holds a MBA from the University of Washington and a BA in Physics from Harvard University.

Steve Valenzuela has served as a Director of the Company since June 2005. Mr. Valenzuela has been the Vice President of Finance and Chief Financial Officer of Rainmaker Systems, a provider of outsourced sales and marketing services, since September 2004. Mr. Valenzuela was Vice President of Finance and Chief Financial officer for the Thomas Kinkade Company, formerly Media Arts Group, from February 2003 to September 2004. Mr. Valenzuela was Senior Vice President and Chief Financial Officer for Silicon Access Networks from September 2000 to July 2002. He was Senior Vice President and Chief Financial Officer for PlanetRx from February 1999 to August 2000. Prior to PlanetRx, Mr. Valenzuela served as the Chief Financial Officer for LinkExchange from August 1998 to February 1999. Mr. Valenzuela holds an MBA from Santa Clara University and a BS degree in Accounting from San Jose State University.

Directors will be elected by a plurality vote of the shares of the Company’s Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present.

The Board of Directors recommends a vote FOR the above-named nominees.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held 11 meetings during the fiscal year ended January 31, 2005. No Director attended less than 75% of the aggregate number of meetings of the Board of Directors and all applicable committee meetings during their period of service.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on NeoMagic Corporation’s website at http://www.neomagic.com/about/corporate_governance.asp. Membership on these committees is limited to non-employee directors. The Board has determined that, except Douglas R. Young, who is an executive officer of the Company, each of the current directors has no material relationship with NeoMagic Corporation (either directly or as a partner, shareholder or officer of an organization that has a material relationship with NeoMagic Corporation) and is independent within the meaning of the NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards.

The current members of the Audit Committee are, Dr. Gupta, Mr. Stork, and Mr. Dougherty. Each member of the Audit Committee is NASDAQ “independent” as described above, NeoMagic does not currently have an “audit committee financial expert,” as defined in Rule 401(h) of Regulation S-K, serving on its Audit Committee. Mr. Valenzuela would fulfill the audit committee financial expert role and it is expected he will join the Audit

Committee as Chairman. The functions of the Audit Committee include reviewing NeoMagic’s auditing, accounting, financial reporting and system of internal controls, overseeing the work of the independent registered public accounting firm, and approving audit and non-audit services provided by the independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence. During the fiscal year ended January 31, 2005, the Audit Committee met 5 times.

The current members of the Compensation Committee are Mr. Dougherty, Dr. Gupta, and Mr. Stork. The functions of the Compensation Committee include approving and evaluating the executive officer compensation plans, policies, and programs of the Company. During the last fiscal year, the Compensation Committee met 1 time.

The current members of the Nominating and Governance Committee are, Mr. Dougherty, Dr. Gupta, and Mr. Stork. The functions of the Nominating and Governance Committee include assisting the Board by identifying prospective director nominees and recommending to the Board the director nominees for the next annual meeting of shareholders, developing and recommending to the Board the governance principles applicable to the Company, overseeing the evaluation of the Board and management, and recommending to the Board director nominees for each committee. During the last fiscal year, the Nominating and Governance Committee met three times.

Director Qualifications

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating candidates for director. In evaluating the qualifications of the candidates, the Nominating and Corporate Governance Committee considers many factors, including, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating and Corporate Governance Committee also considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board.

Stockholder Communications with the Board

Stockholders of NeoMagic Corporation and other parties interested in communicating with the Board may contact any of our directors by writing to them by mail or express mail c/o NeoMagic Corporation, 3250 Jay Street, Santa Clara, CA 95054.

Policy on Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged to attend annual meetings of NeoMagic Corporation stockholders.

DIRECTOR COMPENSATION

Directors of the Company who are not also employees of the Company receive a quarterly retainer of $4,000. Directors of the Company who are not also employees of the Company and serve on the audit committee receive a quarterly retainer of $2,000. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended in person and $500 per meeting attended telephonically. The Company also reimburses the directors for their out-of-pocket expenses.

The non-employee directors are entitled to stock option grants under the provisions of the Company’s 2003 Stock Option Plan and its predecessor the 1993 Stock Option Plan. A non-employee director joining the Board for the first time receives an option grant for 100,000 shares as of the first date of service. The exercise price for nonstatutory options granted to non-employee directors shall be at the fair market value of a share on the date of grant or the initial commencement date. In addition, stock option grants ranging from 30,000 to 100,000 are annually awarded to non-employee directors. During fiscal year 2005, each non-employee director received 60,000 option shares that vest at the rate of 1/24th monthly for two years. During fiscal year 2006, each non-employee director has been granted 80,000 option shares that will vest at the rate of 1/24th monthly for two years, with the exception of Mr. Valenzuela who has received an initial grant of 100,000 option shares. The terms of the options granted may not exceed ten years. All options granted will vest according to their individual vesting period subject to such member’s continued service as a director of the Company.

PROPOSAL TWO—TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF BETWEEN ONE-FOR-FIVE AND ONE-FOR-TEN, INCLUSIVE, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS

General

The Company may consider effecting a reverse stock split on or prior to the date of the Company’s next annual meeting of stockholders following the Annual Meeting if such action is deemed appropriate and in the best interests of the Company and its stockholders. Such action may be taken, among other reasons, in order to preserve the listing of the Company’s Common Stock on the Nasdaq National Market, to meet listing requirements for other trading markets or exchanges, or for reasons related to capital markets generally, including attracting institutional investors. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider this issue at a later time, the Board of Directors has determined that it is most efficient and in the best interests of the Company’s stockholders to seek approval and authorization of a reverse stock split at the Annual Meeting. If this proposal is approved by the Company’s stockholders at the Annual Meeting or at an adjournment thereof, the Board of Directors would then have the discretion to implement a reverse stock split, within the parameters of the authority granted at the Annual Meeting, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the Annual Meeting, without seeking further approval or authorization of the Company’s stockholders.

The Company’s stockholders are being asked to approve the reverse stock split proposal at the ratio of between one-for-five and one-for-ten, inclusive. The Board of Directors has adopted a resolution, (i) declaring the advisability of a reverse stock split by a ratio of between one-for-five and one-for-ten, inclusive, subject to stockholder approval, (ii) in connection therewith, amending the Company’s Certificate of Incorporation to effect such a reverse stock split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect such a reverse stock split, without further approval or authorization of the Company’s stockholders, at any time on or prior to the date of the Company’s next annual meeting of stockholders following the Annual Meeting. The Board of Directors may subsequently effect, in its discretion, a reverse stock split within the range approved by the stockholders based on its determination that such reverse stock split is appropriate and in the best interests of the Company and its stockholders.

If approved by the Company’s stockholders, and the Board of Directors determines that a reverse stock split is appropriate and in the best interests of the Company and its stockholders, the proposed reverse stock split could become effective on any date selected by the Board of Directors on or prior to the date of the Company’s next annual meeting of stockholders following the Annual Meeting. The Board of Directors may only effect one of the proposed reverse stock splits within the range approved. Moreover, the Board of Directors reserves the right, even after stockholder approval, to forego effecting a reverse stock split if such action is determined not to be appropriate and in the best interests of the Company and its stockholders. If the reverse stock split approved by the stockholders is subsequently not implemented by the Board of Directors and effected by the date of the next annual meeting of stockholders following the Annual Meeting, the proposal will be deemed abandoned, without any further effect. In such case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Contingent on approval of this proposal by the requisite vote of the Company’s stockholders and thereafter implementation by the Board of Directors, upon filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of Delaware, the reverse stock split would be effective.

Purpose

Nasdaq Listing.    The primary reason for implementing a reverse stock split would be to attempt to increase the per share market price of the common stock. NeoMagic’s Common Stock is quoted on the Nasdaq National Market under the symbol “NMGC.” On February 28, 2005, the Company received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company that for the prior 30 consecutive trading days, the bid price of the Company’s Common Stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq National Market pursuant to Nasdaq’s Marketplace Rules. In accordance with the Marketplace Rules, the Company was provided 180 calendar days, or until August 29, 2005, to regain compliance with this requirement. Compliance will be achieved if the bid price per share of the Company’s Common Stock closes at $1.00 per share or greater for a minimum of ten (10) consecutive trading days prior to August 29, 2005.

If we are unable to regain compliance with the Rule by August 29, 2005, we will receive a delisting notification from Nasdaq. Upon receipt of the delisting notification, we may appeal the delisting to a Listings Qualifications Panel of Nasdaq or we may apply to transfer our securities to The Nasdaq SmallCap Market if, at such time, we satisfy the requirements for initial inclusion on such market as set forth in Marketplace Rule 4310(c), other than the minimum bid price requirement of $1.00 per share. If we apply to transfer to the Nasdaq SmallCap Market and our application is approved, we will have until February 23, 2006 to demonstrate compliance with the continued listing requirements of the Nasdaq SmallCap Market.

The Board of Directors believes that maintaining the listing of its common stock on the Nasdaq would provide a broader market for NeoMagic’s Common Stock and would facilitate the use of NeoMagic’s Common Stock in financing transactions. The Board of Directors is seeking approval of authority to implement a reverse stock split proposal partly as a means, if necessary, of increasing the share price of NeoMagic’s Common Stock above $1.00 per share and to prevent future delisting actions by Nasdaq.

Potential Increased Investor Interest.    Beginning on January 14, 2005 and continuing through the date of this proxy statement, NeoMagic’s Common Stock has closed below $1.00 per share. In seeking stockholder approval for authority to effect a reverse stock split, the Board of Directors considered that the low trading price of NeoMagic’s common stock may discourage brokerage firms from recommending it to their clients. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that many investment funds may be reluctant to invest in lower priced stocks for a variety of reasons, including increased price volatility.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Our Common Stock; There Are Other Risks Associated With the Reverse Stock Split

We cannot be certain whether the reverse stock split would increase the trading price for our common stock. The history of reverse stock splits for companies in like circumstances is varied. There is no assurance that:

•	the trading price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks; or

•	the market price per post-split share would either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that we would otherwise meet the Nasdaq requirements for continued inclusion for trading on Nasdaq.

The market price of our common stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

If approved by the stockholders and implemented by the Board of Directors, the reverse stock split would occur simultaneously for all of the Company’s Common Stock and the ratio of post-split shares for pre-split shares would be the same for all of such shares. The reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would otherwise result in any stockholder owning a fractional share. As described below under “Effect on Fractional Stockholders”, registered stockholders otherwise entitled to fractional shares would be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one common share of the Company after the reverse stock split. This, however, is not the purpose for which NeoMagic’s Board of Directors is recommending the reverse stock split. In addition, the reverse stock split would not affect any stockholder’s proportionate voting rights (subject to the treatment of fractional shares). Each share of common stock outstanding after the reverse stock split would be entitled to one vote and would remain fully paid and non-assessable. NeoMagic would continue to be subject to the periodic reporting requirements of the Exchange Act.

The principal effects of the reverse stock split would be that:

•	Based on shares outstanding as of May 27, 2005 and assuming a one-for-five reverse stock split, the number of shares of the Company’s common stock issued and outstanding would be reduced from 33,245,210 shares to 6,649,042 , a decrease of 26,596,168 shares, or 80%;

•	the exercise or conversion price and/or the number of shares of common stock issuable under the Company’s outstanding warrants and options and any other similar rights or securities would be proportionately adjusted upon the reverse stock split based on the same ratio used with regard to common stock outstanding; and

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into common stock, including our Series B preferred stock, will be adjusted proportionately.

A reduction in the number of outstanding shares of the Company’s Common Stock could result in decreased liquidity in NeoMagic’s common stock. In addition, the reverse stock split could result in some stockholders owning “odd lots” of less than one hundred (100) shares of the Company’s common stock on a post-split basis. Odd lots may be more difficult to sell, or may require greater transaction costs per share to sell than do “board lots” of even multiples of one hundred (100) shares.

Effect on Fractional Stockholders.    No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment would be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board of Directors. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold NeoMagic’s Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

(1) purchase a sufficient number of shares of common stock so that you would hold at least that number of shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one common share on a post-split basis; or

(2) if applicable, consolidate your accounts so that you hold at least that number of shares of the Company’s common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post- split basis. common stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer shares than the ratio of the reverse split. This, however, is not the purpose for which the Company is effecting the reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where NeoMagic is domiciled and where the funds would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-registered Stockholders.    Non-registered stockholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse stock split than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional shares. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Effect on Authorized Shares.    The number of authorized shares of common stock would not be affected by the reverse stock split. The Company would continue to have 100,000,000 shares of Class A common stock and an aggregate of 2,000,000 authorized shares of preferred stock. Based on shares outstanding as of May 27, 2005 and assuming a one-for-five reverse stock split, 93,350,958 shares of common stock will be available for future issuance. The Company’s Board of Directors may issue capital stock for proper corporate purposes that may be identified in the future, such as to raise capital through the issuance of securities, to make acquisitions using securities as consideration, to issue securities in connection with strategic relationships with other companies, and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans.

Effect on Accounting Matters.    The reverse stock split would not affect the par value of NeoMagic’s Common Stock. As a result, on the effective date of the reverse stock split, the stated capital on NeoMagic’s balance sheet attributable to NeoMagic’s Common Stock would be reduced in proportion to the ratio of the reverse split. The per share net income or loss and net book value of NeoMagic’s Common Stock would be increased because there would be fewer shares of NeoMagic’s Common Stock outstanding.

Potential Anti-Takeover Effect.    Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of NeoMagic’s Board of Directors or contemplating a tender offer or other transaction for the combination of NeoMagic with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate NeoMagic’s Common Stock or obtain control of NeoMagic, nor is it part of a plan by management to recommend a series of similar amendments to NeoMagic’s Board of Directors and stockholders. Other than the reverse stock split proposal, NeoMagic’s Board does not currently contemplate recommending the adoption of any other amendments to NeoMagic’s Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of NeoMagic.

Effect on Stock Certificates.    Contingent on approval of this proposal by the requisite vote of the Company’s stockholders and thereafter implementation by the Board of Directors, upon filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of Delaware, the reverse stock split becomes effective at the time specified in the amendment, which we refer to as the “effective time.”

If the Board of Directors implements the reverse stock split, registered stockholders will be sent a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal would contain instructions on how to surrender your certificate(s)

representing your pre-split shares to the transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of common stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of the common stock of the Company would be deemed for all purposes to represent the number of whole shares of post-split common shares, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the reverse stock split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described above under “Effect on Fractional Stockholders”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenter’s Rights

Under the Delaware General Corporation Law, NeoMagic’s stockholders are not entitled to dissenter’s rights with respect to a reverse stock split, and NeoMagic would not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefore. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split would recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required; Recommendation of Board

The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock is required for approval of the amendment.

Our Board of Directors recommends that you vote “FOR” the proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock by a ratio of between one-for-five and one-for-ten, inclusive, without further approval or authorization of the Company’s stockholders.

PROPOSAL THREE—AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN

Our 1997 Employee Stock Purchase Plan (the “1997 ESPP”) was previously adopted by the Company’s Board of Directors and approved by its stockholders. Employees have participated in that plan since March 14, 1997. The 1997 ESPP currently is authorized to issue up to an aggregate of 2,900,000 shares of the Company’s Common Stock (“Common Stock”). The stockholders are being requested at this Annual Meeting to approve an amendment to the 1997 ESPP to increase by 2,000,000 the number of shares that may be issued under the 1997 ESPP. As of May 27, 2005, only 459,819 shares of Common Stock remained available for issuance under the 1997 ESPP. Our Board of Directors believes that the number of shares of Common Stock that remain available for issuance will be insufficient to achieve the purposes of the 1997 ESPP over the term of the plan unless the additional shares are authorized and approved by the stockholders.

New accounting rules that take effect as of the first quarter of 2006 (the “New Accounting Rules”) deem stock purchase plans, such as the 1997 ESPP, as compensatory, and will require that the Company record an expense associated with the issuance of stock under the 1997 ESPP. The Company intends to assess the impact (accounting and otherwise) of continuing the program and may decide to modify the manner in which the 1997 ESPP operates (by, for example, eliminating the “look back” feature with respect to the determination of the exercise price applicable to awards granted under the 1997 ESPP or by reducing the share price discount). Alternatively, the Company may decide to terminate the program altogether.

The following paragraphs provide a summary of the principal features of the 1997 ESPP and its operation.

Purpose

The purpose of the 1997 ESPP is to provide eligible employees of the Company and its participating subsidiaries with the opportunity to purchase shares of Common Stock of the Company through payroll deductions. The 1997 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

Eligibility to Participate

Most employees of the Company and its participating subsidiaries are eligible to participate in the 1997 ESPP. However, an employee is not eligible if he or she has the right to acquire five percent or more of the voting stock of the Company or of any subsidiary of the Company or if he or she normally is scheduled to work less than or equal to twenty hours per week or five months per calendar year. Approximately 71 employees are currently eligible to participate in the 1997 ESPP as of May 27, 2005.

Administration, Amendment and Termination

The compensation committee of the Board of Directors (the “Committee”) administers the 1997 ESPP. The members of the Committee serve at the pleasure of the Board. Subject to the terms of the 1997 ESPP, the

Committee has all the discretion and authority necessary or appropriate to control and manage the operation and administration of the 1997 ESPP. The Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the 1997 ESPP that it considers appropriate to promote the Company’s best interests, and to ensure that the 1997 ESPP remains qualified under Section 423 of the Internal Revenue Code. The Committee may delegate one or more of ministerial duties in the administration of the 1997 ESPP.

The Committee or the Company’s Board of Directors may amend or terminate the 1997 ESPP at any time and for any reason. However, as required by Section 423 of the Internal Revenue Code, the Company’s stockholders must approve certain material amendments.

Number of Shares of Common Stock Available under the 1997 ESPP

Without taking into account the number of shares requested for issuance under the 1997 ESPP pursuant to this Proposal, a total of 459,819 shares of Common Stock remain available for issuance under the 1997 ESPP. In the event of any stock split, stock dividend or other change in the capital structure of the Company, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the 1997 ESPP.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the 1997 ESPP. Employees join for an offering period of twenty-four months. Employees who have joined the 1997 ESPP automatically are re-enrolled for additional rolling twenty-four month offering periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to 1997 ESPP rules).

Employees contribute to the 1997 ESPP through payroll deductions. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the offering periods (but in no event may any offering period exceed 27 months). After an offering period has begun, an employee may increase or decrease his or her contribution percentage (subject to 1997 ESPP rules).

Purchase of Shares

On the last business day of each six-month offering period, the Company uses the payroll deductions of each participating employee to purchase shares of Common Stock for such employees. The price of the shares equals 85% of the lower of (1) the stock’s market value on the first day of the offering period, or (2) the stock market’s value on the last day of the offering period. Market value under the 1997 ESPP means the closing bid price on the NASDAQ National Market System for the day in question. However, in any single year, no employee may purchase more than $25,000 of Common Stock (based on market value at the beginning of the applicable offering period). The maximum number of shares of Common Stock that may be purchased on any purchase date equals 30,000 shares.

Termination of Participation

Participation in the 1997 ESPP terminates when a participating employee’s employment with the Company ceases for any reason, the employee withdraws from the 1997 ESPP, or the Company terminates or amends the 1997 ESPP such that the employee no longer is eligible to participate.

Termination of the 1997 ESPP

The 1997 ESPP will continue in effect for a term of ten years from the date of adoption unless terminated sooner by action of the Company’s Board of Directors.

Number of Shares Purchased by Certain Individuals and Groups

Given that the number of shares that may be purchased under the 1997 ESPP is determined, in part, on the stock’s market value on the first and last day of the enrollment period and given that participation in the 1997 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares of the Company’s Common Stock that were purchased during fiscal 2005 under the 1997 ESPP, and the (b) average per share purchase price paid for such shares.

Name of Individual or Group	Number of Shares Purchased	Average Per Share Purchase Price
All executive officers, as a group	51,415	$.91
All directors who are not executive officers, as a group (1)	n/a	n/a
All employees who are not executive officers, as a group	684,892	$.96

(1)	Directors who are not employees of the Company are not eligible to participate in the 1997 ESPP.

Tax Aspects

Based on management’s understanding of current federal income tax laws, the tax consequences of the purchase of shares of Common Stock under the 1997 ESPP are as follows.

An employee will not have taxable income when the shares of Common Stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the 1997 ESPP.

For shares that the employee does not dispose of until more than 24 months after the applicable enrollment date and more than 12 months after the purchase date (the “holding period”), gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date (or re-enrollment date) is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Shares sold within the holding period are taxed at ordinary income rates on the amount of discount received from the stock’s market price on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date begins the period for determining whether the gain (or loss) is short-term or long-term.

The Company may deduct for federal income tax purposes an amount equal to the ordinary income an employee must recognize when he or she disposes of stock purchased under the 1997 ESPP within the holding period. The Company may not deduct any amount for shares disposed of after the holding period.

The Board of Directors recommends a vote FOR the approval of the

1997 Employee Stock Purchase Plan Amendment

PROPOSAL FOUR—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending January 31, 2006. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in May 1993.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interests of the Company and its shareholders.

Fees Billed to the Company by Ernst & Young LLP during fiscal year 2005 and 2004

Audit Fees:

Fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in each of the last two fiscal years are:

(in thousands)	2005	2004
Audit Fees (1)	$954	$423
Tax Services (2)	36	111

Total	$990	$534

(1)	Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required for the international subsidiaries, accounting consultations and review of regulatory filings.

(2)	Tax fees include fees associated with domestic and international tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Non-Audit Services:

Beginning in August 2002, all non-audit related services to be performed by Ernst & Young LLP and all audit, review or attest engagements required under applicable securities laws were pre-approved by the Audit Committee. The Audit Committee has determined that the other professional services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting and will have an opportunity to make a statement, if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of the Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 15, 2005, as to shares of the Company’s Common Stock beneficially owned by: (i) each of the Named Officers listed in the Summary Compensation Table provided below, (ii) each of the Company’s directors, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Currently Owned	Acquirable Within 60 days	Percent Of Class*
Holders of Greater Than 5%
None	—	—	—
Directors, Nominees and Named Executive Officers
Sanjay Adkar (1)	140,582	98,333	**
Prakash C. Agarwal (2)	3,198,557	2,175,000	9.6%
Brian Dougherty	225,333	175,333	**
Anil Gupta (3)	139,458	126,958	**
James Lally (4)	183,256	86,000	**
Ernest Lin (5)	57,047	—	**
Paul Richman (6)	277,500	—	**
Vinit Sethi (7)	—	—	**
Mark Singer (8)	496,013	444,166	1.5%
Carl Stork	127,783	99,583	**
Scott Sullinger	79,167	79,167	**
Steve Valenzuela	—	—	**
Douglas Young	49,584	49,584	**

All directors and officers as a group (13 persons)	4,974,280	3,334,124	15.0%

*	Percent ownership is based on 33,238,669 shares of common stock outstanding as of April 15, 2005. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock that such persons or entities have the right to acquire within 60 days of April 15, 2005.

**	Less than 1%

(1)	Mr. Adkar resigned as our Vice President of Corporate Engineering on December 4, 2004.

(2)	Mr. Agarwal resigned as our President, Chief Executive Officer and member of the Board of Directors on April 19, 2005.

(3)	Includes 2,500 shares held by Dr. Gupta’s son.

(4)	Mr. Lally resigned from our Board of Directors on February 4, 2005.

(5)	Mr. Lin resigned as our Vice President of Global Sales on December 19, 2004.

(6)	Mr. Richman resigned from our Board of Directors on December 15, 2004. Includes 252,500 shares held by Mr. Richman’s spouse.

(7)	Mr. Sethi resigned from our Board of Directors on July 8, 2004.

(8)	Mr. Singer resigned as our Vice President of Marketing on April 20, 2005.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid by the Company during the last three fiscal years to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers (collectively, the “Named Officers”).

Summary Compensation Table

	Annual Compensation					Long-Term Compensation		LTIP Payouts ($)	All Other Compensation ($) (2)
						Awards	Payouts
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($) (1)		Restricted Stock Award(s) ($) (8)	Securities Underlying Options/ SARs (#)
Douglas R. Young (12) President and CEO	2005	154,494		35,000	(13)	n/a	190,000	n/a	11,878

Prakash C. Agarwal (7) President and CEO	2005 2004 2003	340,442 274,486 317,554	(3) (3) (3)	n/a n/a 200,000	(4)	280,287 164,997 n/a	540,000 1,160,000 600,000	n/a n/a n/a	13,027 31,918 12,162

Mark Singer (9) Vice President, Marketing	2005 2004 2003	195,144 170,395 183,546	(3) (3)	n/a n/a n/a		80,082 47,142 n/a	100,000 267,500 43,333	n/a n/a n/a	12,460 11,371 14,146

Scott Sullinger, Vice President, Finance and Chief Financial Officer	2005	184,800		25,000	(13)	n/a	300,000	n/a	9,404	(14)

Sanjay Adkar (10) Vice President, Corporate Engineering	2005 2004 2003	247,937 209,800 230,148		n/a 100,000 1,200,000	(15) (5)	102,336 60,242 n/a	n/a 200,000 190,000	n/a n/a n/a	12,768 12,562 15,063

Ernest Lin (11) Vice President, Global Sales	2005 2004 2003	157,255 151,516 170,774	(3) (3)	11,700 n/a 125,000	(16) (6)	71,184 41,904 n/a	n/a 180,000 n/a	n/a n/a n/a	11,222 11,226 12,725

(1)	Includes annual incentive compensation as well as discretionary bonus.

(2)	Includes premiums paid for health and life insurance, ESPP W-2 income and employee gym subsidies.

(3)	Includes vacation payout.

(4)	Represents the forgiveness of an employee note receivable.

(5)	Represents the payment of a guaranteed gain pursuant to an employment agreement. See Certain Relationships and Related Transactions section of this document for details.

(6)	Represents the payment of a performance bonus pursuant to the Asset Purchase Agreement with LinkUp Systems Corporation dated December 18, 2001.

(7)	Mr. Agarwal resigned as our President, Chief Executive Officer, and member of the Board of Directors on April 19, 2005.

(8)

The value of the restricted stock awards on the release date of March 1, 2004, was $280,287, $80,082, $102,336, and $71,184 for Messrs. Agarwal, Singer, Adkar, and Lin, respectively. Such value is calculated by multiplying the closing market price on March 1, 2004 by the number of restricted shares held by the respective individuals on that date. The value of the restricted stock awards at the end of the fiscal year 2004 was $279,090, $79,740, $101,899, and $70,880 for Messrs. Agarwal, Singer, Adkar, and Lin, respectively. Such value is calculated by multiplying the closing market price for the stock on the last trading day of the Company’s fiscal year, by the number of restricted shares held by each individual on that date. The number of the restricted stock awards held by P. Agarwal, M. Singer, S. Adkar, and E. Lin at March 1, 2004 and at the end of the fiscal year 2004 was 63,000, 18,000, 23,002, and 16,000, respectively. Restrictions lapsed on March 1, 2004.

(9)	Mr. Singer resigned as our Vice President of Marketing on April 20, 2005.

(10)	Mr. Adkar resigned as our Vice President of Corporate Engineering on December 4, 2004.

(11)	Mr. Lin resigned as our Vice President of Global Sales on December 19, 2004.

(12)	Mr. Young was promoted to President, Chief Executive Officer and a member of the Board of Directors on April 19, 2005. Prior to that time he held the positions of Vice President, Worldwide Sales from January 2005 and Director of Sales from February 2004 until January 2005.

(13)	Includes the payment of a one time hiring bonus of $25,000 for Mr. Young and Mr. Sullinger, and a commission of $10,000 for Mr. Young.

(14)	Includes relocation income of $4,363.

(15)	Includes a discretionary bonus of $100,000.

(16)	Includes a commission of $11,700.

STOCK OPTIONS

The following tables provide information concerning grants of options to purchase the Company’s Common Stock made to each of the Named Officers during the fiscal year ended January 31, 2005. All options granted during the fiscal year were granted under the Stock Plans. Each option becomes exercisable according to a vesting schedule, subject to the employee’s continued employment with the Company.

Option Grants in Last Fiscal Year

	Individual Grants								Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees		Exercise Price Per Share			Expiration Date	5%		10%
Douglas R. Young	80,000 30,000 80,000	(5) (6) (6)	2.61 .98 2.61	% % %	$ $ $	4.30 0.27 0.93	(2) (3) (2)	02/02/14 09/30/14 01/26/15	$ $ $	216,340 43,210 46,790	$ $ $	548,247 73,603 118,574

Prakash Agarwal	540,000	(6)	17.6%			$1.02	(2)	12/08/14		$346,395		$877,833

Scott Sullinger	200,000 100,000	(7) (6)	6.52 3.26	% %	$ $	4.45 1.02	(4) (2)	03/22/14 12/08/14	$ $	631,388 64,147	$ $	1,532,555 162,562

Mark Singer	100,000	(6)	3.26%			$1.02	(2)	12/08/14		$64,147		$162,562

Sanjay Adkar	—		—%			—		—		—		—

Ernest Lin	—		—%			—		—		—		—

(1)	Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation based upon the deemed fair market value are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders’ continued employment through the vesting period, or individual agreement. This table does not take into account any appreciation in the deemed fair market value of the common stock from the date of grant to the date of this Proxy Statement, other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(2)	Options were granted at an exercise price equal to the fair market value based on the closing market value of common stock on the Nasdaq National Market on the date of grant.

(3)	Options were granted at an exercise price equal to 25.7% of the fair market value based on the closing market value of common stock on the Nasdaq National Market on the date of grant.

(4)	Options were granted at an exercise price equal to the fair market value based on the closing market value of common stock on the Nasdaq National Market on the date Mr. Sullinger began with the Company.

(5)	Vesting of this option commenced on February 2, 2005. One-forty-eighth of the shares vest ratably each month thereafter.

(6)	Vesting of this option commenced on January 31, 2005. One-twenty-fourth of the shares vest ratably each month thereafter.

(7)	Vesting of this option commenced on March 22, 2005. One-forty-eighth of the shares vest ratably each month thereafter.

OPTION EXERCISES AND HOLDINGS

The following table sets forth for each of the Named Officers certain information concerning the number of shares subject to both exercisable and nonexercisable stock options at January 31, 2005. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company’s Common Stock as of January 31, 2005.

Aggregated Option Exercises in Fiscal 2005 and Fiscal 2005 Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 31, 2005 (1)		Value of Unexercised In-the- Money Options at January 31, 2005 (1)(2)
			Exercisable	Nonexercisable	Exercisable	Nonexercisable
Sanjay Adkar	—	$—	340,000	300,000	$—	$—
Prakash C. Agarwal	—	$—	1,950,000	1,350,000	$—	$—
Ernest Lin	—	$—	—	—	$—	$—
Mark Singer	—	$—	402,500	250,000	$—	$—
Scott Sullinger	—	$—	—	300,000	$—	$—
Douglas Young	—	$—	—	190,000	$—	$18,600

(1)	Certain of the options granted under the Stock Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee’s entering a restricted stock purchase agreement with the Company with respect to any unvested shares. Other options granted under the Stock Plan are exercisable during their term in accordance with the Vesting Schedule set out in the Notice of Grant.

(2)	Market value of securities underlying in-the-money options at fiscal year-end (based on $0.89 per share, the closing price of the common stock on the Nasdaq National Market on January 28, 2005), minus the exercise price.

Information as of January 31, 2005 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

Plan Category	(A) Number of Shares to be Issued Upon Exercise of Outstanding Options	(B) Weighted Average Exercise Price of Outstanding Options	(C) Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column A)
Equity compensation plans approved by shareholders	6,307,519	$2.60	1,512,858	(1)
Equity compensation plans not approved by shareholders	5,981,931	$2.00	1,034,001	(2)

Total	12,289,450	$2.31	2,546,859

(1)	Includes 1,053,039 shares available for future issuance under our 2003 Stock Plan, as amended, generally used for grants to officers and directors. Any shares that would otherwise return to the 1993 Stock Plan as the result of termination of options or the repurchase of shares will become available for issuance under the 2003 Stock Plan. Also includes 459,819 shares available under our 1997 Employee Stock Purchase Plan.

(2)	Shares available under our 1998 Nonstatutory Stock Option Plan, used for grants to employees other than officers and directors except as provided within the plan. Prior to fiscal year 2004, this plan was not required to be approved by shareholders. Beginning with fiscal year 2004, as a result of regulatory changes, all material changes to the plan require shareholder approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Paul Richman served as a member of the NeoMagic Board of Directors from April 2002 through December 2004. During this time, Mr. Richman also served as CEO of The Consortium for Technology Licensing, Ltd. (“The Consortium”). In April 2002, The Consortium began performing services for NeoMagic as its exclusive patent licensing agent. In conjunction with these services, Mr. Richman was reimbursed for the expense he incurred and paid approximately $9 thousand, $4 thousand and $16 thousand in this regard during fiscal years 2005, 2004 and 2003, respectively. Mr. Richman no longer serves as a Board member of the Company; however, NeoMagic continues to work with The Consortium as the Company’s exclusive patent licensing agent and completed a patent sale with The Consortium in April 2005 that is described in Note 15 to the Consolidated Financial Statements of the Company’s Annual Report.

In September 2001, the Company provided a loan to Mr. Stephen Lanza, Senior Vice President Operations and Business Development and Chief Financial Officer, in the principal amount of $100,000 at an annual interest rate of 4.82% pursuant to a promissory note secured by a pledge of 240,000 shares of common stock. In the first quarter of fiscal year 2005, the balance of the promissory note and accrued interest of $9,521 was paid in full. Mr. Lanza resigned from the Company March 2, 2004.

In June 2000, the Company entered into an employment agreement with Mr. Sanjay Adkar, the Company’s Vice President of Corporate Engineering, pursuant to which the Company granted to Mr. Adkar options to purchase 400,000 shares of the Company’s Common Stock with a guaranteed gain of $8.00 per share for the first 150,000 shares vested. In July 2000 and July 2001, in accordance with the terms of the employment agreement, the Company provided loans to Mr. Adkar in the aggregate principal amount of $1,200,000, pursuant to two promissory notes at annual interest rates of 5.59% and 5.02%, respectively, secured by pledges of the $8.00 per share guaranteed gain on an aggregate of 150,000 shares of common stock. The largest aggregate amounts of indebtedness outstanding during the fiscal year 2003 on the first and second promissory notes were $636,335 and $632,630, respectively (including interest payable). In the first quarter of fiscal year 2004, the promissory notes and accrued interest were paid in full.

In January 2003, the Company and Mr. Adkar entered into an agreement to cancel a portion of Mr. Adkar’s option (described above) with respect to the first 150,000 shares of common stock that had vested under such option agreement, including the related $8.00 per share guaranteed gain. As consideration for the partial termination of the option and the termination of the guarantee, the Company paid Mr. Adkar $1,200,000 in the first quarter of fiscal year 2004.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company’s compensation programs and policies applicable to its executive officers are administered by either the Compensation Committee of the Board of Directors or the Board of Directors. During the fiscal year ended January 31, 2005, the Board of Directors administered the Company’s compensation programs and policies. The Board did not modify or reject any action or recommendation by the Compensation Committee. The Compensation Committee is made up entirely of non-employee directors. The programs and policies are designed to provide competitive compensation and to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders.

Compensation Philosophy

The Board of Directors has adopted a management compensation program based on the following compensation principles:

•	The Company provides the level of total compensation necessary to attract and retain the best executives in its industry.

•	Compensation is linked to performance and to the creation of stockholder value.

•	Compensation balances rewards for short-term versus long-term results.

•	Compensation programs include features that encourage executives to make a long-term career commitment to the Company and its stockholders.

•	Plans include measurements based on continuous growth and performance relative to peer companies.

Compensation Methodology

The Company strives to provide a comprehensive executive compensation program that is both innovative and competitive, in order to attract and retain superior, executive talent.

Each year the Compensation Committee of the Board of Directors or the Board of Directors reviews market data and assesses the Company’s competitive position in each component of executive compensation, including base salary, annual incentive compensation and long-term incentives.

The descriptions below of the components of compensation contain additional detail regarding compensation methodology. Compensation decisions regarding individual executives may also be based on factors such as individual performance, level of responsibility or unique skills of the executives.

Components of Compensation

The Company’s compensation package for executive officers consists of three basic elements: (i) base salary; (ii) annual incentive compensation; and (iii) long-term incentives in the form of stock options granted pursuant to the Company’s stock plans. Other elements of compensation include a defined contribution 401(k) plan and medical and life insurance benefits available to employees, generally.

Each element of compensation has a different purpose. Salary and incentive payments are mainly designed to reward current and past performance. Stock options are primarily designed to provide a strong incentive for superior long-term future performance and are directly linked to stockholders’ interests because the value of the awards will increase or decrease based upon the future price of the Company’s Common Stock.

Base Salary

Base salaries for fiscal 2005, reported herein, were determined by the Board of Directors. The Board of Directors reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In conducting its review, the Board of Directors takes into consideration the overall performance of the Company, the Chief Executive Officer’s evaluation of individual executive officer performance, the level of expertise, responsibility and experience of executives and independent compensation surveys such as the Radford Survey for High Technology Companies. Final decisions on base salary adjustments for executives other than the Chief Executive Officer are made in conjunction with the Chief Executive Officer. The Board of Directors independently determines the base salary for the Chief Executive Officer by: (i) examining the Company’s performance against its preset goals, (ii) examining the Company’s performance within the semiconductor industry, (iii) evaluating the overall performance of the Chief Executive Officer, and (iv) comparing the base salary of the Chief Executive Officer to that of other chief executive officers in the semiconductor industry. As a part of a Company wide program to reduce costs in fiscal year 2004, the former Chief Executive Officer’s base salary was reduced by 20% from $315,000 to $252,000 in March 2003. Sixty-three thousand restricted shares of the Company’s Common Stock were awarded to him in return for his salary reduction. The restriction on the common stock expired and his base salary of $315,000 was reinstated on March 1, 2004.

Annual Incentive Compensation

The annual incentive compensation is a cash-based incentive bonus program. The plan establishes a fixed percentage of the executive officer’s annual salary as their target annual incentive opportunity. The annual incentive compensation provides for payment of cash bonuses to executive officers that are directly related to the profitability and gross revenues of the Company, as well as accomplishing specific milestone achievements, such as production related events and achieving strategic design wins. In addition, the Board of Directors from time to time may authorize the Company to pay individuals a discretionary bonus based on the individual employee’s overall performance.

The Committee approved no incentive compensation for the executive officers for fiscal year 2005 and fiscal year 2004. The bonus column of the Summary Compensation Table contains the annual incentive payment as well as discretionary bonuses for fiscal 2005 for each of the Company’s most highly compensated executive officers.

Stock Options

Long-term incentives are provided through stock option grants to employees, including the Named Officers. The number of shares subject to each stock option grant is based on the employee’s current and anticipated future performance and ability to affect achievement of strategic goals and objectives. The Company grants options in order to directly link a significant portion of each employee’s total compensation to the long-term interests of stockholders. Since options are generally granted at the fair market value of the Company’s Common Stock and vest over a multi-year period, employees will only receive value from the options to the extent that they remain employed by the Company and the Company’s Common Stock price increases during the term of the options, thus generating returns for both stockholders and executives. In the fiscal year ended January 31, 2005, the Company granted stock options to employees at the fair market value on the dates of the grants as well as stock options at an option price less than fair market value on the dates of the grants. The Board believes these option grants were essential to enable it to retain and attract its workforce.

It is the Company’s policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits the Company from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. The Company’s 2003 Stock Plan and the executive bonus programs are generally structured to qualify awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

Employee Stock Purchase Plan

The Company maintains a qualified employee stock purchase plan subject to provisions of the Internal Revenue Code, which is generally available to all employees, and pursuant to which employees can purchase Company stock through payroll deductions of up to 10% of their base salary. This plan allows participants to buy Company stock at a discount from the market price.

The foregoing report has been furnished by the Compensation Committee of the Board of Directors of NeoMagic Corporation:

Brian P. Dougherty

Anil K. Gupta

Carl Stork

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors in accordance with its charter. The Audit Committee is composed of members of the Board of Directors who are independent of the management of the Company and are free of any relationships that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 31, 2005 with Ernst & Young LLP, the Company’s independent registered public accounting firm. Ernst & Young LLP is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement of Auditing Standards No. 61 (SAS 61, Communications with Audit Committee). The Committee has discussed with Ernst & Young LLP the matters required to be discussed under SAS 61. In addition, the Committee has received the written disclosures and the letter from Ernst & Young LLP as required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during fiscal year 2005.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2005 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by the Audit Committee of the Board of Directors of NeoMagic Corporation:

Brian P. Dougherty

Anil K. Gupta

Carl Stork

COMPENSATION COMMITTEE INTERLOCKS

Mr. Dougherty, Dr. Gupta, and Mr. Stork are the current members of the Compensation Committee. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other Company, nor has any such interlocking relationship existed in the past.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all of its executive officers, directors and greater than 10 percent beneficial owners complied with all filing requirements applicable to them with respect to reporting ownership and changes in ownership of NeoMagic Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended January 31, 2005, with the exception of Mr. Sanjay Adkar who filed one Form 4 delinquently and Mr. Prakash Agarwal who filed his Form 13(d) delinquently.

CODE OF ETHICS AND BUSINESS CONDUCT

The Company has adopted a code of ethics and business conduct that applies to all directors, officers and employees. A copy of the Company’s code of ethics is available, free of charge, on our website at www.neomagic.com.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return of the Company’s Common Stock with The Nasdaq Stock Market Index (U.S.) and The Nasdaq Electronic Components Stock Index. The comparison assumes the investment of $100 on January 31, 2000. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended January 31, 2005 is being furnished to stockholders concurrently herewith.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Michael J. Danaher

Michael J. Danaher
Secretary

Santa Clara, California

June 21, 2005

APPENDIX A

APPENDIX A

NEOMAGIC CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 1997 Employee Stock Purchase Plan of NeoMagic Corporation.

1.	Purpose.

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan’” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the common stock of the Company.

(d) “Company” shall mean NeoMagic Corporation and any Designated Subsidiary of the Company.

(e) “Compensation” shall mean all base straight time gross earnings and commissions, but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(f) “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g) “Employee” shall mean any individual who is an employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(h) “Enrollment Date” shall mean the first day of each Offering Period.

(i) “Exercise Date” shall mean the last day of each Purchase Period.

(j) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or The NASDAQ SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(2) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(3) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board; or

(4) For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value shall be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock (the “Registration Statement”).

(k) “Offering Periods” shall mean the periods of approximately twenty-four (24) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after June 1 and December 1 of each year and terminating on the last Trading Day in the periods ending twenty-four months later; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and shall end on the last Trading Day on or before September 11, 1997; provided however that the second Offering Period shall commence with September 12, 1997 and shall end on the last Trading Day on or before May 31, 1998. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(l) “Plan” shall mean this Employee Stock Purchase Plan.

(m) “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(n) “Purchase Period” shall mean the approximately six month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date.

(o) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(p) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(q) “Trading Day” shall mean a day on which national stock exchanges and the NASDAQ System are open for trading.

3.	Eligibility.

(a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or

(ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds twenty-five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.	Offering Periods.

The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after March 1 and September 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and shall end on the last Trading Day on or before September 11, 1997; provided however that the second Offering Period under the Plan shall commence with September 12, 1997 and shall end on the last Trading Day on or before May 31, 1998. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Enrollment Date.

(b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423 (b)(8) of the Code and Section 3 (b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.	Grant of Option.

On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than 30,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19) on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8.	Exercise of Option.

Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option.

10.	Withdrawal.

(a) A participant may withdraw alt but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.	Termination of Employment.

Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

12.	Interest.

No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

(c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14.	Administration.

The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.	Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.	Transferability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.	Reports.

Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Periods shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c) Merger or Asset Sale.    In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date.’ The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.	Amendment or Termination.

(a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of property completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

21.	Notices.

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.	Term of Plan.

The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect for a term often (10) years unless sooner terminated under Section 20 hereof.

24.	Automatic Transfer to Low Price Offering Period.

To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

DIFFERENTIATION THROUGH INTEGRATION

NeoMagic develops and markets value-added semiconductor solutions enabling high performance multimedia on handheld systems.

DETACH HERE	ZNMC42

PROXY

NEOMAGIC CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 19, 2005

The undersigned stockholder of NeoMagic Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated as of June 21, 2005, and hereby appoints DOUGLAS R. YOUNG and SCOTT SULLINGER, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of NeoMagic Corporation to be held on July 19, 2005, at 10:00 a.m., local time, at 650 Page Mill Road, Palo Alto, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NEOMAGIC CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE	ZNMC41

☒	Please mark votes as in this example.	#NMC

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF EACH OF PROPOSALS 2, 3 AND 4 SET FORTH BELOW, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

1.	ELECTION OF DIRECTORS Nominees: (01) Douglas R. Young, (02) Brian P. Dougherty, (03) Anil Gupta (04) Carl Stork, and (05) Steve Valenzuela					2.

Proposal to authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse split of the outstanding shares of the Company’s common stock by a ratio of one-for-five to one-for-ten, inclusive, without further approval or authorization of the Company’s stockholders.

								FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW			FOR	AGAINST	ABSTAIN
					☐	3.	Proposal to amend the 1997 Employee Stock Purchase Plan to provide for an increase in the number of shares of Common Stock available for issuance under the Plan by 2,000,000 shares.	☐	☐	☐
	For all nominees except as noted above							FOR	AGAINST	ABSTAIN
						4.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 31, 2006.	☐	☐	☐
							In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This proxy should be marked, dated, signed by the stockholder exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature:	Date:	Signature:	Date: